Exhibit 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES SECOND QUARTER NET ASSET VALUE

HOUSTON, TX – August 19, 2014 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of June 30, 2014, of $38.0 million, an increase of approximately $5.4 million since March 31, 2014. Net assets per share decreased to $3.00 as of June 30, 2014 from $3.09 as of March 31, 2014. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013
Net assets	$38,041	$32,679	$33,217	$29,373	$30,167
Shares outstanding	12,674	10,562	10,562	10,562	10,562
Net assets per share	$3.00	$3.09	$3.14	$2.78	$2.86

The increase in aggregate net assets during the second quarter of 2014 was principally due to the following:

•	Announcement of Transformational Reorganization and Share Exchange. On May 15, 2014, Equus announced its intention to effect a transformational reorganization under the Investment Company Act of 1940. The reorganization also involved the sale by Equus of 2,112,000 shares of its common stock to MVC Capital, Inc. (NYSE: MVC), a business development company based in Purchase, NY that trades on the New York Stock Exchange (“MVC”), in exchange for the Fund receiving 395,839 shares of MVC. Under the terms of the reorganization, Equus intends to pursue a merger or consolidation with MVC, or a subsidiary of MVC, or one or more of MVC’s portfolio companies during the 12 month period following the announcement. Based on the closing trading price of the MVC shares at June 30, 2014, the acquisition of the MVC shares added approximately $5.1 million to the aggregate net assets of the Fund.

•	Increase in Fair Value of Holdings in PalletOne, Inc. PalletOne operates 17 pallet manufacturing facilities in 11 states and a large wood treating facility in Bartow, Florida. Our 18.7% shareholding in PalletOne increased in value from $0.3 million to $1.0 million during the quarter due to an improvement in the industry sector for packaging companies and continued revenue and earnings growth.

•	Increase in Fair Value of Holdings in Equus Energy, LLC. We formed Equus Energy in 2011 as a wholly-owned subsidiary of the Fund, to make investments in companies in the energy sector, with particular emphasis on income producing oil & gas properties. In December 2012, Equus Energy acquired working interests in 132 producing and non-producing oil and gas wells, including associated development rights of approximately 21,620 acres situated on 13 separate properties in Texas and Oklahoma. The value of our holdings in Equus Energy increased from $8.0 million to $8.8 million during the quarter, primarily due to increases in comparable transactions for mineral leases, continued improved economic conditions, industry outlook, pricing assumptions, as well as additional proved reserves from new drilling and recompletion activities.

Net assets per share decreased during the quarter, primarily due to (i) the costs incurred in connection with the share exchange with MVC described above, and (ii) as the Equus shares were sold at net asset value to MVC, the share exchange had a dilutive effect, represented by the difference between the market price of the MVC shares received and MVC’s net asset value per share.

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Fund, including our ability to achieve our expected financial and business objectives, our ability to execute our reorganization and complete the transactions contemplated thereby, the performance of our new investment in MVC and the other risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.